Exhibit 10.7
KEC Coal Sales Agreement
AGREEMENT
Subject: Coal Sales Agreement between Eastern Consolidated Energy Inc. and Kentucky Energy Consultants Inc.

Whereas: This Agreement is hereby entered into this 21st day of July, 2003 by and between Eastern Consolidated Energy Inc. (ECEI) a Kentucky Corporation located 1000 Riley Branch, Bevinsville, KY 416062 and Kentucky Energy Consultants Inc. (KECI) located at 9900 W. Sample Rd., Coral Springs, FL, the parties hereby enter into this coal marketing agreement under the following terms and conditions:

Witnesseth

Whereas: ECEI owns and controls and/or is in the process of acquiring various coal leases in the central Appalachian region of Eastern Kentucky and Southern West Virginia for the purpose of mining and producing coal for sale on the utility, industrial and metallurgical markets and presently has one mine permitted, bonded and developed ready for coal production located at Warfield, Martin County, Kentucky.

Whereas: KECI is in the business of marketing coal, locating coal leases suitable for mining and consulting on development in relation to coal ventures.

Whereas: ECEI hereby contracts KECI to market and sale all coal produced from the ECEI mining operations operating and producing coal throughout the central Appalachian region including but not limited to the ECEI mining operation located at Warfield, KY.

Whereas: KECI will be responsible for the preparation of all proposal documents required for acquiring coal sales and contracts along with assistance of transportation arrangements, contract negotiations and contract administration.

Whereas: ECEI will be the principal participant on all coal sales agreements. KECI will serve as the coal sales agent on all agreements related to coal sales and contracts. All coal sales proposals will be reviewed and agreed to before any acceptance of such sales are executed.

Whereas: The fees or commissions to be paid to KECI for its services by ECEI will be equal to five (5%) percent of the gross sales price received by ECEI for any and all coal sold by ECEI on purchase orders and/or contracts on either the spot or contract arrangements. Payments made by ECEI to KECI will be made within three days from the time ECEI receives payment from the coal purchaser.

Whereas: The term of this agreement will be for a period of five years. Any contracts in effect at the end of this agreement will remain in effect and this agreement shall remain in effect as to the existing and continuing contracts until such time as those contracts are completed or terminated.

Whereas: This Agreement shall remain in effect throughout its term and shall be binding upon the parties, its successors and assigns.

We hereby affix our signatures this 21st  day of July, 2003.

/s/Larry Hunt                       /s/Jeff Miller
President                           President
Eastern Consolidated Energy Inc.    Kentucky Energy Consultants Inc.